Exhibit 3.57

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

H.M.S.S., INC.

H.M.S.S., Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is H.M.S.S., Inc, which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Delaware Secretary of State is May 27, 1982 (as amended, the “Certificate of Incorporation”).

2. Pursuant to Section 245 of the General Corporation Law of Delaware, this Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Certificate of Incorporation.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the General Corporation Law of Delaware.

5. The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of this corporation is H.M.S.S., Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The corporation shall have perpetual existence.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is Ten Thousand (10,000), and each such share shall have a par value of one cent ($0.01).

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of this corporation.

ARTICLE VI

NUMBER AND ELECTION OF DIRECTORS

The number of directors of the corporation shall be fixed by the bylaws of the corporation, as they may be amended from time to time. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Second Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article Seven by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article Seven at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert T. Allen
Name:	Robert T. Allen
Title:	President, Chief Financial Officer and Treasurer

[H.M.S.S., Inc.]

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